EXHIBIT 99.1


XSTREAM BEVERAGE GROUP INC. RAISES $2.16 MILLION
Tuesday August 3, 3:01 pm ET

PROCEEDS OF SECOND EQUITY FUNDING TO FINANCE BRAND DEVELOPMENT AND FUTURE ACQUISITIONS

FORT LAUDERDALE, Fla., Aug. 3 /PRNewswire-FirstCall/ -- XStream Beverage Group, Inc. (OTC Bulletin Board: XSBV - News), a rapidly growing player in the national beverage industry, announced the completion of a private placement of $2,160,000, with institutional investors.

The proceeds from this transaction will be used to finance the development of the Yohimbe, Maui Juice and Squeeze brands, as well as enhance the company's capabilities for future brand and distributor acquisitions.

H.C. Wainwright & Co, Inc. acted as the exclusive placement agent for the transaction.

"We're delighted that in less than 90 days we've been able to raise over $5 million in institutional financing," said XStream Beverage Group CEO Jerry Pearring. "This gives us the financial stability to continue executing our growth plan through brand development and distributor acquisitions."

XStream recently acquired Maryland-based Atlantic Beverage Company, expanding the Company's Beverage Network concept along the east coast. The Company also recently acquired Ayer Beverage in Massachusetts, giving XStream Beverage contiguous geographic coverage from Boston through the entire state of Connecticut by joining forces with Beverage Network of Connecticut, XStream's previous New England acquisition. XStream also owns and operates Beverage Network of South Florida, covering Miami-Dade, Broward and Palm Beach Counties.

XStream also recently executed a $2,000,000 export agreement with Havana International to distribute its proprietary energy drink, Yohimbe, in the Dominican Republic, Haiti, Jamaica, Bahamas, Cayman Islands, Suriname, French Guyana and St. Marten.

About XStream Beverage Group, Inc.

XStream Beverage Group, Inc., http://www.xbev.com, is a beverage brand owner and distributor and is rapidly becoming a key player in the new age beverage category. The company plans to continue acquiring small- to medium- sized beverage distributors, developing brands under its own label or through acquisition and leveraging those brands through its current and future distribution channels. The company is a fully reporting, public entity trading on the OTC Bulletin Board, ticker symbol XSBV.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the success of competitive products, fluctuations in costs, changes in consumer preferences and other items described in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update any statements in this press release